                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              -------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)
                               (Amendment No. 1)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             TECHFORCE CORPORATION
                             ---------------------
                                (Name of Issuer)
                                ----------------


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                    ---------------------------------------
                         (Title of Class of Securities)
                         ------------------------------

                                  878331 10 7
                                  -----------
                                 (CUSIP Number)
                                 --------------




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CUSIP NO. 878331 10 7                 13G                           PAGE 2 OF 5
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1.   NAME OF REPORTING PERSON:  John A. Koehler
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                       (b) [ ]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

--------------------------------------------------------------------------------

 NUMBER OF              5.  SOLE VOTING POWER: 862,470 shares
 SHARES
                     -----------------------------------------------------------
 BENEFICIALLY           6.  SHARED VOTING POWER: 0 shares
 OWNED BY
                     -----------------------------------------------------------
 EACH                   7.  SOLE DISPOSITIVE POWER: 862,470 shares
 REPORTING
                     -----------------------------------------------------------
 PERSON WITH            8.  SHARED DISPOSITIVE POWER: 0 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     862,470 shares

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                        [ ]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 10.8%

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12.  TYPE OF REPORTING PERSON:  IN

================================================================================
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ITEM 1(A).  NAME OF ISSUER:                                          PAGE 3 OF 5

            TechForce Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            15950 Bay Vista Drive
            Clearwater, Florida 34620

ITEM 2(A).  NAME OF PERSON FILING: John A. Koehler

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            15950 Bay Vista Drive
            Clearwater, Florida 34620

ITEM 2(C).  CITIZENSHIP:  United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share

ITEM 2(3).  CUSIP NUMBER:   878331 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act,

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act,

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940,

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G); see Item 7,

            (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).
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ITEM 4.  OWNERSHIP.                                                  PAGE 4 OF 5

         (a)  Amount beneficially owned: 862,470 shares

         (b)  Percent of class:  10.8%

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote: 862,470 shares

              (ii)  Shared power to vote or to direct the vote: 0 shares

              (iii) Sole power to dispose or to direct the disposition of:
                    862,470 shares

              (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         Not Applicable.



                    [Signature appears on following page.]
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                                                                    PAGE 5 OF 5
                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 8, 1997
                                                        ------------------------
                                                        (Date)


                                                        /s/ John A. Koehler
                                                        ------------------------
                                                        (Signature)


                                                        John A. Koehler
                                                        (Name/Title)